Exhibit 10.16

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made and entered into this 30th day of December, 2022, with an effective date of January 1, 2023 (the “Effective Date”) by and between LadRx Corporation, a Delaware corporation (the “Company”), and John Caloz (the “Executive”).

WHEREAS, the Company desires to continue to employ the Executive, and the Executive is willing to continue to be employed by the Company, on the terms set forth in this Agreement.

NOW, THEREFORE, upon the above premises, and in consideration of the mutual covenants and agreements hereinafter contained, the parties hereto agree as follows.

1. Employment. Effective as of the Effective Date, the Company shall continue to employ the Executive, and the Executive shall serve, as the Company’s Chief Financial Officer and Senior Vice President on the terms set forth herein.

2. Duties; Place of Employment. The Executive shall perform in a professional and business-like manner, and to the best of his ability, the duties as are customarily performed and exercised by a Chief Financial Officer and Senior Vice President of a public company and such other duties as are reasonably assigned to him from time to time by the Company’s Chair of the Board of Directors of the Company (the “Board”). The Executive understands and agrees that his duties, title and authority may be changed from time to time in the discretion of the Company’s Chair of the Board. The Executive’s services hereunder shall be rendered from his home office on a virtual basis, except for travel when and as required in the performance of the Executive’s duties hereunder.

3. Time and Efforts. The Executive shall devote all of his business time, efforts, attention and energies to the Company’s business and to discharge his duties hereunder.

4. Term. The term (the “Term”) of the Executive’s employment hereunder shall commence on the Effective Date and shall expire on December 31, 2025 unless sooner terminated in accordance with Section 6. Neither the Company nor the Executive shall have any obligation to extend or renew this Agreement. In the event that the Executive’s employment has not theretofore been terminated and the Company has not offered to extend or renew the Executive’s employment under this Agreement, upon expiration of the Term (and termination of the Executive’s employment) on December 31, 2025, in lieu of any other severance benefits provided by Section 6, the Company shall continue to pay the Executive his salary in accordance with the Company’s normal payroll practices as provided for in Section 5.1 during the period commencing on the final date of the Term and ending on (a) June 30, 2026, or (b) the date of the Executive’s re-employment with another employer, whichever is earlier; provided that, as a condition to the Company’s obligations under this sentence, the Executive shall have executed and delivered to the Company a General Release of All Claims in the form attached hereto as Exhibit A (the “Release”).

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5. Compensation. As the total consideration for the Executive’s services rendered hereunder, the Company shall pay or provide the Executive the following compensation and benefits:

5.1. Base Salary. The Executive shall be entitled to receive an annual salary of $416,000, less applicable payroll deductions and tax withholdings and payable in accordance with the Company’s normal payroll policies and procedures (the “Base Salary”).

5.2. Target Bonus. The Executive also shall be eligible for an annual target performance-based bonus for the Executive’s services equal to 40% of the Base Salary during the Term, less applicable payroll deductions and tax withholdings (the “Target Bonus”). Target Bonuses do not constitute a promise of payment and the Executive’s actual bonus, if any, will depend in part on the Company’s performance and the Compensation Committee’s discretion in assessing the Executive’s individual performance in relation to his objectives as determined by the Board and the overall performance and status of the Company. Any Target Bonus payable to the Executive shall be paid with respect to a performance period consistent with the Company’s standard timing for paying such bonuses and in any event no later than February 28th of the calendar year following the calendar year to which the Target Bonus relates.

5.3. Expense Reimbursement. The Company shall reimburse the Executive for reasonable and necessary business expenses incurred by the Executive in connection with the performance of the Executive’s duties in accordance with the Company’s usual practices and policies in effect from time to time.

5.4. Vacation. The Executive shall continue to accrue vacation days without loss of compensation in accordance with the Company’s usual policies applicable to all executives at a rate of four weeks’ vacation time for each 12-month period during the Term.

5.5. Benefits. The Executive shall be eligible to participate in all employee benefit plans and programs (including reimbursement of all Medicare premiums), fringe benefits and perquisites as in effect generally with respect to other senior officers of the Company.

5.6. Payroll Taxes. The Company shall have the right to deduct from the compensation and benefits due to the Executive hereunder any and all sums required for social security and withholding taxes and for any other federal, state, or local tax or charge which may be in effect or hereafter enacted or required as a charge on the compensation or benefits of the Executive.

6. Termination. This Agreement may be terminated as set forth in this Section 6.

6.1. Termination by the Company for Cause. The Company may terminate the Executive’s employment hereunder for “Cause” upon notice to the Executive. “Cause” for this purpose shall mean any of the following:

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(a) The Executive’s breach of any material term of this Agreement; provided that the first occasion of any particular breach shall not constitute such Cause unless the Executive shall have previously received written notice from the Company stating the nature of such breach and affording the Executive at least ten days to correct such breach;

(b) The Executive’s conviction of, or plea of guilty or nolo contendere to, any misdemeanor, felony or other crime of moral turpitude;

(c) The Executive’s act of fraud or dishonesty injurious to the Company or its reputation;

(d) The Executive’s continual failure or refusal to perform his material duties as required under this Agreement after written notice from the Company stating the nature of such failure or refusal and affording the Executive at least ten days to correct the same;

(e) The Executive’s act or omission that, in the reasonable determination of the Company’s Board of Directors (or a Committee of the Board), indicates alcohol or drug abuse by the Executive; or

(f) The Executive’s act or personal conduct that, in the judgment of the Company’s Board of Directors (or a Committee of the Board), gives rise to a material risk of liability of the Executive or the Company under federal or applicable state law for discrimination, or sexual or other forms of harassment, or other similar liabilities to subordinate employees.

Upon termination of the Executive’s employment by the Company for Cause, all compensation and benefits to the Executive hereunder shall cease and the Executive shall be entitled only to payment upon the effective date of termination of any accrued but unpaid Base Salary and unused vacation as provided in Sections 5.1 and 5.4 as of the date of such termination and any unpaid Target Bonus that may have been awarded the Executive as provided in Section 5.2 prior to such date.

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6.2. Termination by the Company without Cause or by the Executive for Good Reason. The Company may also terminate the Executive’s employment without Cause upon ten days’ notice to the Executive and the Executive may also terminate the Executive’s employment for Good Reason (as defined below) upon ten days’ written notice to the Company. Upon termination of the Executive’s employment by the Company without Cause or the Executive’s termination of the Executive’s employment for Good Reason, all compensation and benefits to the Executive hereunder shall cease and the Executive shall be entitled to, subject to Section 20, (1) any accrued but unpaid Base Salary and unused vacation as of the date of such termination as required by California law, which shall be due and payable upon the effective date of such termination, (2) any unpaid Target Bonus that may have been awarded to the Executive under Section 5.2 prior to such date, which shall be due and payable in accordance with the Company’s normal payroll policies and procedures or as otherwise required by California law, (3) all of the Executive’s vested stock options and other equity awards as of the date of termination of the Executive’s employment shall remain exercisable for their full term, subject to the terms of the applicable award agreements, (4) retain and have full ownership of all electronic devices provided to the Executive (including, without limitation, a computer, telephone, tablet and printer), provided that all the Company confidential information shall be deleted by the Company from such devices before releasing them to the Executive, (5) a lump sum amount, which shall be due and payable within ten days following the effective date of the Release (as defined above), equal to twelve months of the Executive’s Base Salary as provided in Section 5.1 and an amount equal to the prorated portion of the Target Bonus provided in Section 5.2 for the year in which the termination occurred based on the number of days the Executive was employed, provided, that if such termination occurs within six months prior to or within twelve months following a Change of Control (as hereinafter defined), then the amount described in this clause (5) shall be equal to eighteen months of the Executive’s Base Salary as provided in Section 5.1, and the full Target Bonus amount as provided in Section 5.2, and (6) reimbursement of the Executive and his dependents for a period of twelve months following such termination (eighteen months if such termination occurs within six months prior to or within twelve months following a Change of Control) of all Medicare premiums and the premiums associated with Executive’s continuation of health insurance pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”), as applicable, provided, that the Executive timely elects and is eligible to continue to receive COBRA benefits (less all applicable tax withholdings), payable in accordance with the Company’s usual reimbursement practices and policies in effect from time to time. The Executive’s right to the compensation and benefits provided for in clauses (5) and (6) of this Section shall be conditioned upon the Executive having executed and delivered to the Company the Release, provided that the compensation and benefits shall be paid or commence, as applicable, after the time period for the Executive to execute, return and revoke the Release has expired (and if such time period begins in one taxable year and ends in a second taxable year, no payment shall be made until the first payroll period in the second taxable year). For purposes of this Section 6.2:

(a) “Change of Control” shall mean a “change in ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation,” as applied to the Company, within the meaning of Section 409A(a)(2)(A)(v) of the Internal Revenue Code of 1986, as amended (the “Code”) and Treas. Reg. §1.409A-3(i)(5).

(b) “Good Reason” shall mean any material breach by the Company of the terms hereof that is not corrected by the Company within five days after written notice by the Executive to the Company, including, without limitation, (i) the assignment to the Executive of any duties inconsistent in any respect with his position as the Chief Financial Officer and Senior Vice President (including status, offices, titles, reporting requirements, authority, duties or responsibilities); or (ii) any failure by the Company to comply with its compensation obligations under this Agreement. If the Executive terminates his employment for Good Reason, subject to the Company’s right to cure as set forth above, the termination shall take effect on the effective date of the written notice to the Company (determined under Section 15). Notwithstanding the foregoing, in the event the Executive does not terminate his employment for Good Reason within thirty days after the Company’s failure to cure as provided herein, such condition giving rise to a “Good Reason” shall no longer constitute Good Reason for the Executive to terminate his employment.

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6.3. Death or Disability. In the event of the Executive’s death or “Disability” (as defined below) during the Term, the Executive’s employment shall automatically cease and terminate as of the date of the Executive’s death or the effective date of the Company’s written notice to the Executive of its decision to terminate his employment by reason of his Disability, as the case may be, and the Executive or his heirs or personal representative shall be entitled to the same payments and benefits, at the same times, as described in Section 6.2 for a termination of employment by the Company without Cause and all of the Executive’s stock options and any other equity awards based on the Company securities held by the Executive at the time of his death or Disability shall immediately vest in full and shall remain exercisable thereafter for their full term. In addition, the Executive or his heirs or personal representative shall be entitled to retain and have full ownership of all electronic devices provided to the Executive (including, without limitation, a computer, telephone and tablet); provided that all the Company confidential information shall be deleted by the Company from such devices before releasing them to the Executive or such heirs or personal representatives. Notwithstanding the foregoing or any provision of Section 6.2, the Company’s obligation to pay the Executive the Base Salary provided in Section 6.2 for the severance period following termination of his employment by reason of his Disability shall be subject to offset and shall be reduced by any and all amounts paid to the Executive under any disability insurance policy paid or provided for by the Company as provided in Section 5.5 or otherwise. The Executive’s “Disability” shall have the meaning ascribed to such term in any policy of disability insurance maintained by the Company (or by the Executive, as the case may be) with respect to the Executive or, if no such policy is then in effect, shall mean the Executive’s inability to fully perform his duties hereunder for any period of at least 75 consecutive days or for a total of 90 days, whether or not consecutive.

7. Confidentiality. While this Agreement is in effect and for a period of five years thereafter, the Executive shall hold and keep secret and confidential all “trade secrets” (within the meaning of applicable law) and other confidential or proprietary information of the Company and shall use such information only in the course of performing the Executive’s duties hereunder; provided, however, that with respect to trade secrets, the Executive shall hold and keep secret and confidential such trade secrets for so long as they remain trade secrets under applicable law. The Executive shall maintain in trust all such trade secrets or other confidential or proprietary information, as the Company’s property, including, but not limited to, all documents concerning the Company’s business, including the Executive’s work papers, telephone directories, customer information and notes, and any and all copies thereof in the Executive’s possession or under the Executive’s control. Upon the expiration or earlier termination of the Executive’s employment with the Company, or upon request by the Company, the Executive shall deliver to the Company all such documents belonging to the Company, including any and all copies in the Executive’s possession or under the Executive’s control.

8. Equitable Remedies; Injunctive Relief. The Executive hereby acknowledges and agrees that monetary damages are inadequate to fully compensate the Company for the damages that would result from a breach or threatened breach of Section 7 of this Agreement and, accordingly, that the Company shall be entitled to equitable remedies, including, without limitation, specific performance, temporary restraining orders, and preliminary injunctions and permanent injunctions, to enforce such Section without the necessity of proving actual damages in connection therewith. This provision shall not, however, diminish the Company’s right to claim and recover damages or enforce any other of its legal or equitable rights or defenses.

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9. Indemnification; Insurance. The Company and the Executive acknowledge that, as the Chief Financial Officer of the Company, the Executive shall be a corporate officer of the Company and, as such, the Executive shall be entitled to indemnification to the full extent provided by the Company to its officers, directors and agents under the Company’s Certificate of Incorporation and Bylaws as in effect as of the date of this Agreement. the Company shall maintain the Executive as an additional insured under its current policy of directors and officers liability insurance and shall use commercially reasonable efforts to continue to insure the Executive thereunder, or under any replacement policies in effect from time to time, during the Term.

10. Severable Provisions. The provisions of this Agreement are severable and if any one or more provisions is determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions, and any partially unenforceable provisions to the extent enforceable, shall nevertheless be binding and enforceable.

11. Successors and Assigns. This Agreement shall inure to the benefit of and shall be binding upon the Company, its successors and assigns and the Executive and his heirs and representatives; provided, that this Agreement may be assigned by the Company to a successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company.

12. Entire Agreement. This Agreement contains the entire agreement of the parties relating to the subject matter hereof, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement that are not set forth otherwise herein. This Agreement supersedes any and all prior or contemporaneous agreements, written or oral, between the Executive and the Company relating to the subject matter hereof. Any such prior or contemporaneous agreements are hereby terminated and of no further effect, and the Executive, by the execution hereof, agrees that any compensation provided for under any such agreements is specifically superseded and replaced by the provisions of this Agreement.

13. Amendment. No modification of this Agreement shall be valid unless made in writing and signed by the parties hereto and unless such writing is made by an executive officer of the Company (other than the Executive). The parties hereto agree that in no event shall an oral modification of this Agreement be enforceable or valid.

14. Governing Law. This Agreement is and shall be governed and construed in accordance with the laws of the State of California without giving effect to California’s choice-of-law rules.

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15. Notice. All notices and other communications under this Agreement shall be in writing and mailed, telecopied (in case of notice to the Company only) or delivered by hand or by a nationally recognized courier service guaranteeing overnight delivery to a party at the following address (or to such other address as such party may have specified by notice given to the other party pursuant to this provision):

If to the Company: LadRx Corporation 11726 San Vicente Boulevard, Suite 650 Los Angeles, California 90049 Facsimile: (310) 826-5529 Attention: Chief Executive Officer
If to the Executive: John Caloz 604 NW 9th Avenue Camas, Washington 98607

16. Survival. Sections 7 through 17 and 19 through 20 shall survive the expiration or termination of this Agreement.

17. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same agreement. A counterpart executed and transmitted by facsimile shall have the same force and effect as an originally executed counterpart.

18. Attorney’s Fees. In any action or proceeding to construe or enforce any provision of this Agreement the prevailing party shall be entitled to recover its or his reasonable attorneys’ fees and other costs of suit (up to a maximum of $15,000) in addition to any other recoveries.

19. No Interpretation of Ambiguities Against Drafting Party. This Agreement has been negotiated at arm’s length between persons knowledgeable in the matters dealt with herein. In addition, each party has been represented by experienced and knowledgeable legal counsel. Accordingly, the parties agree that any rule of law, including, but not limited to, California Civil Code Section 1654 or any other statutes, legal decisions, or common law principles of similar effect, that would require interpretation of any ambiguities in this Agreement against the party that has drafted it, is of no application and is hereby expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intentions of the parties hereto.

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20. Code Section 409A.

20.1. To the extent (a) any payments to which the Executive becomes entitled under this Agreement, or any agreement or plan referenced herein, in connection with the Executive’s termination of employment with the Company constitute deferred compensation subject to Section 409A of the Code; (b) the Executive is deemed at the time of his separation from service to be a “specified employee” under Section 409A of the Code; and (c) at the time of the Executive’s separation from service the Company is publicly traded (as defined in Section 409A of Code), then such payments (other than any payments permitted by Section 409A of the Code to be paid within six months of the Executive’s separation from service) shall not be made until the earlier of (x) the first day of the seventh month following the Executive’s separation from service or (y) the date of the Executive’s death following such separation from service. Upon the expiration of the applicable deferral period described in the immediately preceding sentence, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this Section 20 shall be paid to the Executive or the Executive’s beneficiary in one lump sum, plus interest thereon at the Delayed Payment Interest Rate computed from the date on which each such delayed payment otherwise would have been made to the Executive until the date of payment. For purposes of the foregoing, the “Delayed Payment Interest Rate” shall mean the national average annual rate of interest payable on jumbo six-month bank certificates of deposit, as quoted in the business section of the most recently published Sunday edition of The New York Times preceding the Executive’s separation from service.

20.2. To the extent any benefits provided under Section 6.2 above are otherwise taxable to the Executive, such benefits shall, for purposes of Section 409A of the Code, be provided as separate in-kind payments of those benefits, and the provision of in-kind benefits during one calendar year shall not affect the in-kind benefits to be provided in any other calendar year.

20.3. In the case of any amounts payable to the Executive under this Agreement, or under any plan of the Company, that may be treated as payable in the form of “a series of installment payments,” as defined in Treas. Reg. §1.409A-2(b)(2)(iii), the Executive’s right to receive such payments shall be treated as a right to receive a series of separate payments for purposes of Treas. Reg. §1.409A-2(b)(2)(iii).

20.4. It is intended that this Agreement comply with or be exempt from the provisions of Section 409A of the Code and the Treasury Regulations and guidance of general applicability issued thereunder, and in furtherance of this intent, this Agreement shall be interpreted, operated, and administered in a manner consistent with such intent.

[Remainder of Page Intentionally Left Blank; Signature Page Follows.]

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IN WITNESS WHEREOF, this Agreement is executed as of the day and year first above written.

“COMPANY”

LadRx Corporation

By:
Jennifer Simpson
Chair of the Board

“EXECUTIVE”

John Caloz

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EXHIBIT A

GENERAL RELEASE OF ALL CLAIMS

This General Release of All Claims is made as of December __, 2022 (this “General Release”), by and between John Caloz (the “Executive”) and LadRx Corporation, a Delaware corporation (the “Company”), with reference to the following facts:

WHEREAS, this General Release is provided for in, and is in furtherance of, the Employment Agreement, dated as of December __, 2022, between the Company and the Executive (the “Employment Agreement”);

WHEREAS, the Executive desires to execute and deliver to the Company this General Release in consideration of the Company’s providing the Executive with certain severance benefits pursuant to Section 4 or Section 6.2, as applicable, of the Employment Agreement; and

WHEREAS, the Executive and the Company intend that this General Release shall be in full satisfaction of any and all obligations described in this General Release owed to the Executive by the Company, except as expressly provided in this General Release.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements herein contained, the Executive and the Company agree as follows:

1. The Executive, for himself, his spouse, heirs, administrators, children, representatives, executors, successors, assigns, and all other persons claiming through the Executive, if any (collectively, “Releasers”), does hereby release, waive, and forever discharge the Company and each of its agents, subsidiaries, parents, affiliates, related organizations, executives, officers, directors, attorneys, successors, and assigns (collectively, the “Releasees”) from, and does fully waive any obligations of Releasees to Releasers for, any and all liability, actions, charges, causes of action, obligations, demands, damages, or claims for relief, remuneration, sums of money, accounts or expenses (including attorneys’ fees and costs) of any kind whatsoever, whether known or unknown or contingent or absolute, which heretofore has been or which hereafter may be suffered or sustained, directly or indirectly, by Releasers in consequence of, arising out of, or in any way relating to: (a) the Executive’s employment with and services to the Company or any of its affiliates; (b) the termination of the Executive’s employment with and services to the Company and any of its affiliates; or (c) any event whatsoever occurring on or prior to the date of this General Release. The foregoing release and discharge, waiver and covenant not to sue includes, but is not limited to, all claims and any obligations or causes of action arising from such claims, under common law including, but not limited to, wrongful or retaliatory discharge, breach of contract (including but not limited to any claims under any employment agreement between the Executive, on the one hand, and the Company or its affiliates, on the other hand) and any action arising in tort including, but not limited to, libel, slander, defamation or intentional infliction of emotional distress, and claims under any federal, state or local statute including the Age Discrimination in Employment Act (“ADEA”), Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866 and 1871 (42 U.S.C. § 1981), the National Labor Relations Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act, the Americans with Disabilities Act of 1990, the Rehabilitation Act of 1973, the California Fair Employment and Housing Act, the Family and Medical Leave Act, the California Family Rights Act or the discrimination or employment laws of any state or municipality, and any claims under any express or implied contract which Releasers may claim existed with Releasees. This also includes, but is not limited to, a release of any claims for wrongful discharge and all claims for alleged physical or personal injury, emotional distress relating to or arising out of the Executive’s employment with or services to the Company or any of its affiliates or the termination of that employment or those services; and any claims under the Worker Adjustment and Retraining Notification Act, California Labor Code Section 1400 et seq. or any similar law, which requires, among other things, that advance notice be given of certain work force reductions. This release and waiver does not apply to: (i) the Executive’s rights to receive the compensation and benefits provided for in clauses (1) through (2) of Section 6.2, as applicable, of the Employment Agreement; or (ii) the Executive’s rights under any stock option agreement between the Executive and the Company.

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2. The Executive understands and agrees that he is expressly waiving all rights afforded by Section 1542 of the Civil Code of the State of California (“Section 1542”) with respect to the Releasees. Section 1542 states as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release, the Executive understands and agrees that this General Release is intended to include all claims, if any, which the Executive may have and which he does not now know or suspect to exist in his favor against the Releasees and the Executive understands and agrees that this Agreement extinguishes those claims.

3. Excluded from this General Release and waiver are any claims which cannot be waived by law, including but not limited to the right to participate in an investigation conducted by certain government agencies. The Executive, however, waives the Executive’s right to any monetary recovery should any agency (such as the Equal Employment Opportunity Commission or the California Department of Fair Employment and Housing) pursue any claims on the Executive’s behalf. The Executive represents and warrants that the Executive has not filed any complaint, charge or lawsuit against the Releasees with any government agency or any court.

4. The Executive agrees never to seek personal recovery from Releasees in any forum for any claim covered by the above waiver and release language, except that the Executive may bring a claim under the ADEA to challenge this General Release. Nothing in this General Release is intended to reflect any party’s belief that the Executive’s waiver of claims under ADEA is invalid or unenforceable, it being the intent of the parties that such claims are waived.

5. The Executive acknowledges and recites that:

(a) The Executive has executed this General Release knowingly and voluntarily;

(b) The Executive has read and understands this General Release in its entirety;

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(c) The Executive acknowledges that he has been advised by his own legal counsel and has sought such other advice as he wishes with respect to the terms of this General Release before executing it;

(d) The Executive’s execution of this General Release has not been forced by any the Executive or agent of the Company, and the Executive has had an opportunity to negotiate about the terms of this General Release; and

(e) The Executive has not sold, assigned, transferred or conveyed any claim, demand, right, action, suit, cause of action or other interest that is the subject matter of this General Release.

6. This General Release shall be governed by the internal laws (and not the choice of laws) of the State of California, except for the application of preemptive Federal law.

7. The Executive acknowledges that he is waiving his rights under the ADEA and the Older Worker’s Benefit Protection Act and therefore, in compliance with those statutes, acknowledges the following:

The Executive acknowledges that he has been provided a minimum of twenty-one calendar days after receipt of this Agreement to consider whether to sign it;

The Executive acknowledges that he shall have seven days from the date he executes this General Release to revoke his waiver and release of any ADEA claims only (but not his waiver or release hereunder of other claims) by providing written notice of the revocation to the Company, and that, in the event of such revocation, the provisions of Section 4 or clauses (4) through (6) of Section 6.2, as applicable, of the Employment Agreement shall thereupon become null and void and the Company shall be entitled to a return from the Executive of all payments to the Executive pursuant to such clauses;

The Executive acknowledges that this waiver and release does not apply to any rights or claims that may arise under ADEA after the effective date of this Agreement; and

The Executive acknowledges that the consideration given in exchange for this waiver and release Agreement is in addition to anything of value to which he was already entitled.

PLEASE READ THIS AGREEMENT CAREFULLY. IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Dated: December __, 2022
John Caloz

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